Exhibit 10.2

IDACORP, Inc.

2000 Long-Term Incentive and Compensation Plan

Performance Share Awards (performance with two goals) to NEOs Chart

Name	Title	Threshold (Shares)	Target (Shares)	Maximum (Shares)
Jan B. Packwood	President and Chief Executive Officer, IDACORP	9,463	18,926	28,389
J. LaMont Keen	Executive Vice President, IDACORP and President and Chief Executive Officer, Idaho Power	4,973	9,946	14,919
Darrel T. Anderson	Senior Vice President - Administrative Services and Chief Financial Officer, IDACORP and Idaho Power	1,812	3,624	5,436
James C. Miller	Senior Vice President - Power Supply, Idaho Power	1,812	3,624	5,436
Thomas R. Saldin	Senior Vice President, General Counsel and Secretary, IDACORP and Idaho Power	1,715	3,430	5,145